As Filed With the Securities and Exchange Commission on March 4, 2002

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CKE RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0602639 (I.R.S. Employer Identification No.)

3916 State Street, Suite 300, Santa Barbara, California 93105
(Address of Principal Executive Offices) (Zip Code)

Santa Barbara Restaurant Group, Inc. 1998 Stock Incentive Plan
Timber Lodge Steakhouse, Inc. 1995 Stock Option Plan
GB Foods Corporation 1991 Incentive Stock Option Plan
GB Foods Corporation 1990 Incentive Stock Option Plan
GB Foods Corporation 1989 Non-Qualified Stock Option Plan
Stock Option Grants Outside of a Plan
(Full titles of the plans)

Andrew F. Puzder
CKE Restaurants, Inc.
3916 State Street, Suite 300, Santa Barbara, California 93105
(Name and address of agent for service)
(805) 898-4200
(Telephone number, including area code, of agent for service)

Copies to:
C. Craig Carlson, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered(1)	per share(2)	offering price	registration fee

Common Stock, $0.01 par value(3)	1,128,481	$3.4460	$3,888,745.5260	$357.7646
Common Stock, $0.01 par value(4)	54,355	$8.1264	$441,710.4720	$40.6374
Common Stock, $0.01 par value(5)	6,137	$12.7302	$78,125.2374	$7.1875
Common Stock, $0.01 par value(6)	49,100	$4.9654	$243,801.1400	$22.4297
Common Stock, $0.01 par value(7)	392,800	$7.7088	$3,028,016.6400	$278.5775
Common Stock, $0.01 par value(8)	49,100	$14.2566	$699,999.0600	$64.3999

Total				$770.9966

(1)	Represents shares issuable upon the exercise of options previously granted by Santa Barbara Restaurant Group, Inc. and assumed by the Registrant in connection with the merger of Santa Barbara Restaurant Group, Inc. with the Registrant on March 1, 2002.

(2)	In accordance with Rule 457(h), the aggregate offering price of shares of Common Stock registered hereby is estimated, solely for purposes of calculating the registration fee, on the basis of (a) a weighted per share exercise price of $3.4460 for options under the 1998 Plan; (b) a weighted per share exercise price of $8.1264 for options under the 1995 Plan; (c) a weighted per share exercise price of $12.7302 for options under the 1991 Plan; (d) a weighted per share exercise price of $4.9654 for options under the 1990 Plan; (e) a weighted per share exercise price of $7.7088 for options under the 1989 Plan; and (f) a weighted per share exercise price of $14.2566 for options issued outside of a stock option plan.

(3)	Outstanding under the Santa Barbara Restaurant Group, Inc. 1998 Stock Incentive Plan (the “1998 Plan”).

(4)	Outstanding under the Timber Lodge Steakhouse, Inc. 1995 Stock Option Plan (the “1995 Plan”).

(5)	Outstanding under the GB Foods Corporation 1991 Incentive Stock Option Plan (the “1991 Plan”).

(6)	Outstanding under the GB Foods Corporation 1990 Incentive Stock Option Plan (the “1990 Plan”).

(7)	Outstanding under the GB Foods Corporation 1989 Non-Qualified Stock Option Plan (the “1989 Plan”).

(8)	Issued outside of stock option plans at an exercise price of $7.00 per share.

EXPLANATORY NOTE

     This Registration Statement on Form S-8 registers shares of common stock, par value $0.01 per share (the “Common Stock”), of CKE Restaurants, Inc. (“CKE” or the “Company”), which may be issued in connection with, or in respect of, options (“SBRG Options”) to purchase shares of common stock, par value $0.08 per share (the “SBRG Shares”), of Santa Barbara Restaurant Group, Inc., a Delaware corporation (“SBRG”), outstanding pursuant to the Santa Barbara Restaurant Group, Inc. 1998 Stock Incentive Plan (the “1998 Plan”), the Timber Lodge Steakhouse, Inc. 1995 Stock Option Plan (the “1995 Plan”), the GB Foods Corporation 1991 Incentive Stock Option Plan (the “1991 Plan”), the GB Foods Corporation 1990 Incentive Stock Option Plan (the “1990 Plan”), and the GB Foods Corporation 1989 Non-Qualified Stock Option Plan (the “1989 Plan” and, together with the 1998 Plan, the 1995 Plan, the 1991 Plan and the 1990 Plan, the “SBRG Plans”) and SBRG Options which have been granted outside of a SBRG Plan. The shares of Common Stock registered in respect of SBRG Options under each SBRG Plan are as follows: the 1998 Plan — 1,128,481 shares; the 1995 Plan — 54,355 shares; the 1991 Plan — 6,137 shares; the 1990 Plan — 49,100 shares; and the 1989 Plan — 392,800 shares. In addition, 49,100 shares of Common Stock are registered pursuant to this Registration Statement in respect of SBRG Options issued outside of a SBRG Plan.

     The Agreement and Plan of Merger, dated as of December 20, 2001 and amended as of January 24, 2002, between the Company and SBRG (the “Merger Agreement”) provides that each SBRG Option shall be converted at the effective time of the merger of SBRG with the Company into an option or right to acquire, on the same terms and conditions as were applicable under such SBRG Option (except that the converted option shall be vested and immediately exercisable) that number of shares of Common Stock determined by multiplying the number of SBRG Shares subject to such SBRG Option by the Exchange Ratio (as such term is defined in and determined in accordance with the Merger Agreement), with any fractional shares of Common Stock resulting from such calculation being rounded down to the nearest whole share, at a price per share (rounded up to the nearest whole cent) equal to (x) the aggregate exercise price for SBRG Shares covered by such SBRG Option divided by (y) the number of full shares of Common Stock covered by such SBRG Option in accordance with the foregoing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents have been filed by CKE with the Commission (File No. 1-11313) and are incorporated herein by reference:

(a)	Annual Report on Form 10-K, as amended, for the year ended January 29, 2001;

(b)	Registration Statement on Form S-4 filed on December 21, 2002, amended on January 29, 2002 and declared effective on January 29, 2002;

(c)	Quarterly Reports on Form 10-Q, as amended, for the quarters ended May 21, 2001, August 13, 2001 and November 5, 2001;

(d)	Current Report on Form 8-K filed on March 20, 2001; and

(e)	The description of Common Stock contained in CKE’s Registration Statement on Form 8-A12B filed on April 8, 1994, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by CKE pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     The contents of CKE’s Registration Statements on Form S-8 (Registration Nos. 333-76884, 333-41266, 333-83601, 33-653089-01, 33-31190-01, 2-86142-01, 333-12401, 333-12399, 33-56313, and 33-55337) are incorporated herein by reference.

     Any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Company’s Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company’s Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware Law.

     Section 145 of the DGCL provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

Number	Description

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of KPMG LLP.

23.2	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on the 28th day of February, 2002.

CKE RESTAURANTS, INC

By:	/s/ Andrew F. Puzder

Andrew F. Puzder President, Chief Executive Officer and Director

POWER OF ATTORNEY

     We, the undersigned directors and officers of CKE Restaurants, Inc., do hereby make, constitute and appoint Andrew F. Puzder and Dennis J. Lacey, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Andrew F. Puzder Andrew F. Puzder	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2002

/s/ Dennis J. Lacey Dennis J. Lacey	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2002

/s/ William P. Foley, II William P. Foley, II	Chairman of the Board	February 28, 2002

Signature	Title	Date

/s/ Byron Allumbaugh Byron Allumbaugh	Director	February 24, 2002

/s/ Peter Churm Peter Churm	Director	February 23, 2002

Carl L. Karcher	Director	, 2002

Carl N. Karcher	Director	, 2002

Daniel D. Lane	Vice Chairman of the Board	, 2002

/s/ Daniel E. Ponder, Jr. Daniel E. Ponder, Jr.	Director	February 28, 2002

/s/ Frank P. Willey Frank P. Willey	Director	February 28, 2002

EXHIBIT INDEX

Exhibit		Sequential
Number	Description	Page Number

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of KPMG LLP.

23.2	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).